Exhibit 99.1

Antero Midstream and AMGP Report Fourth Quarter and Full Year 2017 Financial and Operating Results

Denver, Colorado, February 13, 2018—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) and Antero Midstream GP LP (NYSE: AMGP) (“AMGP”) today released their fourth quarter and full year 2017 financial and operating results.  The relevant consolidated financial statements are included in Antero Midstream’s and AMGP’s Annual Reports on Form 10-K for the year ended December 31, 2017, which have been filed with the Securities and Exchange Commission.

Antero Midstream Fourth Quarter 2017 Highlights Include:

•                  GAAP net income decreased by 13% to $64 million, or $0.22  per limited partner unit compared to the prior year quarter

•                  Adjusted net income increased by 19% to $88 million, or $0.34 per limited partner unit compared to the prior year quarter

•                  Adjusted EBITDA increased by 13% to $142 million compared to the prior year quarter

•                  Distributable Cash Flow (“DCF”) increased by 14% to $117 million resulting in DCF coverage of 1.3x

•                  Distributions were $0.365/unit, a 30% increase compared to the prior year quarter and the Partnership’s twelfth consecutive distribution increase since the November 2014 IPO

•                  Antero Midstream’s corporate debt ratings have improved to Ba2/BB+/BBB- (Moody’s/S&P/Fitch)

Antero Midstream Full Year 2017 Highlights Include:

•                  GAAP net income increased by 30% to $307 million, or $1.28  per limited partner unit compared to the prior year

•                  Adjusted net income increased by 40% to $331 million, or $1.40 per limited partner unit compared to the prior year

•                  Adjusted EBITDA increased by 31% to $529 million compared to the prior year

•                  Distributable Cash Flow increased by 19% to $421 million resulting in DCF coverage of 1.3x

•                  Debt to trailing twelve months Adjusted EBITDA was 2.3x with $1.0 billion of liquidity

Antero Midstream GP LP Fourth Quarter 2017 Highlights Include:

•                  Distributions increased to $0.075/share, a 27% increase sequentially and the second consecutive distribution increase since the May 2017 IPO

•                  Long-term distribution per share targets from 2018 through 2020 were increased by 20%, as compared to previously provided targets, due to the announced reduction in the U.S. federal corporate tax rate from 35% to 21%

Commenting on the 2017 results and outlook for Antero Midstream, Paul Rady, Chairman and CEO said, “Antero Midstream had another successful year executing its organic growth strategy and expanding its operations downstream into processing and fractionation.  We expect to continue this momentum into 2018 having recently brought online the Sherwood 9 processing plant, which expands the processing and fractionation Joint Venture’s total processing capacity to 600 MMcf/d.  This full midstream value chain strategy positions Antero Midstream to deliver on its attractive, peer-leading, long-term distribution growth targets supported by its five year organic project backlog of $2.7 billion.”

Mr. Rady further added, “Antero Midstream continues to benefit from the improving financial strength of Antero Resources, which has taken significant steps over the last year to improve its balance sheet and free cash flow profile.  Antero Resources is at an inflection point where going forward it is positioned to fully fund its five year development plan with operating cash flow, ultimately de-risking the growth profile of Antero Midstream.”

For a discussion of the non-GAAP financial measures adjusted net income, Adjusted EBITDA, Distributable Cash Flow, and net debt please see “Non-GAAP Financial Measures.”

Antero Midstream Fourth Quarter Financial Results

Low pressure gathering volumes for the fourth quarter of 2017 averaged 1,711 MMcf/d, a 12% increase as compared to the fourth quarter of 2016.  Low pressure gathering volumes were negatively impacted by lower than expected production in the Utica due to the delayed in-service date of the Rover Pipeline.  Compression volumes for the fourth quarter of 2017 averaged 1,355 MMcf/d, a 47% increase as compared to the fourth quarter of 2016 as a result of placing new compression stations in service throughout 2017 totaling approximately 600 MMcf/d of incremental capacity.  High pressure gathering volumes for the fourth quarter of 2017 averaged 1,842 MMcf/d, a 28% increase from the fourth quarter of 2016.  High pressure gathering volumes were in excess of low pressure gathering volumes due to Antero Resources’ temporary use of an Antero Midstream owned high pressure line to avoid downstream pipeline constraints. The increase in gathering and compression volumes was driven by production growth from Antero Resources in Antero Midstream’s area of dedication.  Fresh water delivery volumes averaged 149 MBbl/d during the quarter, in line with the fourth quarter of 2016.

Gross processing volumes from our processing and fractionation joint venture with MarkWest (a wholly-owned subsidiary of MPLX) (the “Joint Venture”), averaged 425 MMcf/d, for the fourth quarter of 2017, an increase of 16% compared to the third quarter of 2017.  Gross Joint Venture fractionation volumes averaged 9,096 Bbl/d, a 41% increase sequentially.

	Three Months Ended December 31,		%
Average Daily Volumes:	2016	2017	Change
Low Pressure Gathering (MMcf/d)	1,522	1,711	12%
Compression (MMcf/d)	920	1,355	47%
High Pressure Gathering (MMcf/d)	1,437	1,842	28%
Fresh Water Delivery (MBbl/d)	150	149	(1)%
Gross Joint Venture Processing (MMcf/d)	—	425	*
Gross Joint Venture Fractionation (Bbl/d)	—	9,096	*

*                 Not applicable.  Antero Midstream has a 50% interest in the Joint Venture, which was formed in February 2017.

For the three months ended December 31, 2017, the Partnership reported revenues of $210 million, comprised of $106 million from the Gathering and Processing segment and $104 million from the Water Handling and Treatment segment. Revenues increased 26% compared to the prior year quarter, driven by growth in throughput volumes. Water Handling and Treatment segment revenues include $54 million from wastewater handling and high rate water transfer services provided to Antero Resources, which are billed at cost plus 3%.

Direct operating expenses for the Gathering and Processing, and Water Handling and Treatment segments were $11 million and $59 million, respectively, for a total of $70 million compared to $37 million in direct operating expenses in the prior year quarter. Water Handling and Treatment direct operating expenses include $53 million from wastewater handling and high rate water transfer services.  General and administrative expenses including equity-based compensation were $15 million, a $1 million increase compared to the fourth quarter of 2016.  General and administrative expenses excluding equity-based compensation were $8 million during the fourth quarter of 2017, in line with the fourth quarter of 2016.  Total operating expenses were $143 million, including $31 million of depreciation, $23 million of impairment of property and equipment and $4 million of accretion of contingent acquisition consideration.

Net income for the fourth quarter of 2017 was $64 million, a 13% decrease compared to the prior year quarter. The decrease in net income was driven by a $23 million non-cash impairment expense of the condensate pipelines in the Utica that are not expected to be utilized in Antero Midstream’s high-graded infrastructure plan.  Net income per limited partner unit was $0.22 per unit, a 41% decrease compared to the prior year quarter. Adjusted net income was $88 million, a 19% increase compared to the prior year quarter.  Adjusted EBITDA was $142 million, a 13% increase compared to the prior year quarter. The increase in Adjusted EBITDA was primarily driven by increased natural gas throughput volumes and contribution from the Joint Venture. Adjusted EBITDA for the quarter included $10 million in distributions from Stonewall Gathering LLC and the processing and fractionation Joint Venture.  Cash interest paid was $4 million. Cash reserved for bond interest during the quarter increased $9 million and cash reserved for payment of income tax withholding upon vesting of Antero Midstream equity-based compensation awards was $1 million. Maintenance capital expenditures during the quarter totaled $12 million and Distributable Cash Flow was $117 million, resulting in a DCF coverage ratio of 1.3x.

The following table reconciles net income to adjusted net income, Adjusted EBITDA and Distributable Cash Flow as used in this release (in thousands):

	Three months ended		Years ended
	December 31,		December 31,
	2016	2017	2016	2017
Net income	$73,351	$64,155	$236,703	$307,315
Impairment of property and equipment	—	23,431	—	23,431
Adjusted net income	$73,351	$87,586	$236,703	$330,746
Interest expense	9,008	10,395	21,893	37,557
Depreciation expense	25,761	30,958	99,861	119,562
Accretion of contingent acquisition consideration	6,105	3,804	16,489	13,476
Equity-based compensation	6,683	6,847	26,049	27,283
Equity in earnings of unconsolidated affiliates	1,542	(7,307)	(485)	(20,194)
Distributions from unconsolidated affiliates	7,702	10,075	7,702	20,195
Gain on asset sale	(3,859)	—	(3,859)	—
Adjusted EBITDA	$126,293	$142,358	$404,353	$528,625
Interest paid	(1,743)	(4,136)	(13,494)	(46,666)
Decrease (increase) in cash reserved for bond interest (1)	(10,481)	(8,734)	(10,481)	291
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards(2)	(2,636)	(514)	(5,636)	(5,945)
Cash distribution to be received from unconsolidated affiliate	(2,998)	—	—	—
Maintenance capital expenditures(3)	(5,466)	(12,063)	(21,622)	(55,159)
Distributable Cash Flow	$102,969	$116,911	$353,120	$421,146

Distributions Declared to Antero Midstream Holders
Limited Partners	50,090	68,231	182,559	247,132
Incentive distribution rights	7,543	23,772	16,945	69,720
Total Aggregate Distributions	$57,633	$92,003	$199,504	$316,852

DCF coverage ratio	1.79x	1.27x	1.78x	1.33x

(1)         Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.

(3)         Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Gathering and Processing — Antero Midstream expanded one of its Marcellus compression stations, adding an additional 25 MMcf/d of capacity during the fourth quarter of 2017. Antero Midstream’s total compression capacity at year-end 2017 was 1.7 Bcf/d in the Marcellus and Utica combined, with utilization averaging 81% during the fourth quarter.  Additionally, Antero Midstream connected 35 wells to its gathering system during the quarter.  Antero Resources is currently operating six drilling rigs on Antero Midstream dedicated acreage.

Water Handling and Treatment — Antero Midstream’s Marcellus and Utica fresh water delivery systems serviced 32 well completions during the fourth quarter of 2017, a 9% decrease from the prior year quarter.    Antero Resources is currently operating five completion crews on Antero Midstream dedicated acreage. Antero Midstream continued the commissioning process for the Antero Clearwater Facility during the fourth quarter of 2017.

Balance Sheet and Liquidity

As of December 31, 2017, Antero Midstream had $8 million in cash and $555 million drawn on its $1.5 billion bank credit facility, resulting in approximately $1.0 billion of liquidity.  Antero Midstream’s total debt and net debt to trailing twelve months Adjusted EBITDA was 2.3x as of December 31, 2017.  For a reconciliation of consolidated net debt to consolidated total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Commenting on the balance sheet and credit strength, Michael Kennedy, CFO of Antero Midstream said, “Since its inception, Antero Midstream’s strategy has always been to maintain a conservative leverage profile and strong distribution coverage.  This is supported by the financial strength of our sponsor, long-term fee-based contracts and our just-in-time capital investment strategy.  Recently, both Antero Resources and Antero Midstream were recently given a BBB- investment grade rating from Fitch and received an upgrade to BB+ from S&P Global.  This further speaks to the Partnership’s conservative financial profile and the confidence around the new five year infrastructure plan.”

Capital Investments

Capital expenditures, excluding investments in the processing and fractionation joint venture, were $143 million in the fourth quarter of 2017 as compared to $126 million in the fourth quarter of 2016.  Capital invested in gathering systems and related facilities was $91 million and capital invested in water handling and treatment assets was $52 million, including $26 million invested in the Antero Clearwater Facility.  Investments in unconsolidated affiliates for the Joint Venture were $18 million during the quarter.

AMGP Fourth Quarter 2017 Financial Results

AMGP’s equity in earnings from Antero Midstream Partners, which reflects the cash distributions from Antero Midstream, was $24 million for the fourth quarter of 2017.  Net income for the fourth quarter of 2017 was $6 million.  AMGP’s cash distributions from Antero Midstream were $23 million for fourth quarter of 2017, net of $1 million of cash reserved for distributions on Series B units. General and administrative expenses were $0.3 million, provision for income taxes was $9 million, and tax benefit of cash reserved for distributions to Series B units was $0.4 million, resulting in cash available for distribution of $14 million.

The following table reconciles cash distributions from Antero Midstream and AMGP cash distribution per common share as presented in this release (in thousands):

Three Months Ended December 31, 2017
Cash distributions from Antero Midstream Partners LP	$23,772
Cash reserved for distributions to Series B units of IDR LLC	(963)
Cash distributions to Antero Midstream GP LP	$22,809
General and administrative expenses	(279)
Provision for income taxes	(8,924)
Tax benefit of cash reserved for distributions to Series B units of IDR LLC	369
Cash available for distribution	$13,975

DCF coverage ratio	1.0x

Common shares outstanding	186,182

Cash distribution per common share	$0.075

Conference Call

A joint conference call for Antero Midstream and AMGP is scheduled on Wednesday, February 14, 2018 at 10:00 am MT to discuss the quarterly and full year results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 1-888-347-8204 (U.S.), 1-855-669-9657 (Canada), or 1-412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Wednesday, February 21, 2018 at 10:00 am MT at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) using the passcode 10114473.

Presentation

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com or AMGP’s website at www.anteromidstreamgp.com.  The webcast will be archived for replay on Antero Midstream’s website and AMGP’s website until Wednesday, February 21, 2018 at 10:00 am MT.  Information on Antero Midstream’s website and AMGP’s website does not constitute a portion of this press release.

Investor Access to 2017 10-K

Pursuant to Section 203.01 of the New York Stock Exchange Listed Company Manual, Antero Midstream and AMGP today announced that their respective Annual Reports on Form 10-K (the “10-Ks”) for the fiscal year ended December 31, 2017, were filed with the Securities and Exchange Commission on February 13, 2018. A copy of Antero Midstream’s 10-K, which includes the Partnership’s complete audited financial statements, may be found on Antero Midstream’s website, www.anteromidstream.com, by selecting the “Investor Relations” tab, then “SEC Filings.” A copy of AMGP’s 10-K, which includes AMGP’s complete audited financial statements, may be found on AMGP’s website, www.anteromidstreamgp.com, by selecting the “Investor Relations” tab, then “SEC Filings.” Antero Midstream unitholders may receive hard copies of these documents free of charge by sending a written request to Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado, 80202 AMGP’s shareholders may receive hard copies of these documents free of charge by sending a written request to Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado, 80202.

Non-GAAP Financial Measures and Definitions

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, impairment expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

The Partnership defines adjusted net income as net income plus impairment expense. The Partnership believes that adjusted net income is useful to investors in evaluating operational trends of the Partnership and its performance relative to other partnerships. Adjusted net income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.

The Partnership defines consolidated net debt as consolidated total debt less cash and cash equivalents. Antero Midstream views consolidated net debt as an important indicator in evaluating the Partnership’s financial leverage.

The following table reconciles consolidated total debt to consolidated net debt as used in this release (in thousands):

December 31,
2017

Bank credit facility	$555,000
5.375% AM senior notes due 2024	650,000
Net unamortized debt issuance costs	(9,000)
Consolidated total debt	$1,196,000
Cash and cash equivalents	(8,363)
Consolidated net debt	$1,187,637

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets as well as integrated water assets that primarily service Antero Resources Corporation’s properties located in West Virginia and Ohio. Holders of Antero Midstream common units will receive a Schedule K-1 with respect to distributions received on the common units.

AMGP is a Delaware limited partnership that has elected to be classified as an entity taxable as a corporation for U.S. federal income tax purposes.  Holders of AMGP common shares will receive a Form 1099 with respect to distributions received on the common shares.  AMGP owns the general partner of Antero Midstream and indirectly owns the incentive distribution rights in Antero Midstream.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s and AMGP’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2017.

For more information, contact Michael Kennedy — CFO of Antero Midstream and AMGP at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Consolidated Balance Sheets

December 31, 2016 and 2017

(In thousands)

	December 31,
	2016	2017
Assets
Current assets:
Cash and cash equivalents	$14,042	8,363
Accounts receivable—Antero Resources	64,139	110,182
Accounts receivable—third party	1,240	1,170
Prepaid expenses	529	670
Total current assets	79,950	120,385
Property and equipment, net	2,195,879	2,605,602
Investments in unconsolidated affiliates	68,299	303,302
Other assets, net	5,767	12,920
Total assets	$2,349,895	3,042,209
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$16,979	8,642
Accounts payable—Antero Resources	3,193	6,459
Accrued liabilities	61,641	106,006
Other current liabilities	200	209
Total current liabilities	82,013	121,316
Long-term liabilities:
Long-term debt	849,914	1,196,000
Contingent acquisition consideration	194,538	208,014
Other	620	410
Total liabilities	1,127,085	1,525,740

Partners’ capital:
Common unitholders - public (70,020 units and 88,059 units issued and outstanding at December 31, 2016 and 2017, respectively)	1,458,410	1,708,379
Common unitholder - Antero Resources (32,929 units and 98,870 units issued and outstanding at December 31, 2016 and 2017, respectively)	26,820	(215,682)
Subordinated unitholder - Antero Resources (75,941 issued and outstanding at December 31, 2016)	(269,963)	—
General partner	7,543	23,772
Total partners’ capital	1,222,810	1,516,469
Total liabilities and partners’ capital	$2,349,895	3,042,209

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Operations and Comprehensive Income

Three Months Ended December 31, 2016 and 2017

(In thousands, except per unit amounts)

	Three Months Ended December 31,
	2016	2017

Revenue:
Gathering and compression—Antero Resources	$84,312	105,527
Water handling and treatment—Antero Resources	78,517	104,805
Gathering and compression—third party	166	—
Gain on sale of assets	3,859	—
Total revenue	166,854	210,332
Operating expenses:
Direct operating	36,636	69,646
General and administrative (including $6,683 and $6,847 of equity-based compensation in 2016 and 2017, respectively)	14,451	15,250
Impairment of property and equipment	—	23,431
Depreciation	25,761	30,958
Accretion of contingent acquisition consideration	6,105	3,804
Total operating expenses	82,953	143,089
Operating income	83,901	67,243
Interest expense, net	(9,008)	(10,395)
Equity in earnings of unconsolidated affiliates	(1,542)	7,307
Net income and comprehensive income	73,351	64,155
Net income attributable to incentive distribution rights	(7,557)	(23,772)
Limited partners’ interest in net income	$65,794	40,383

Net income per limited partner unit - basic and diluted	$0.37	0.22

Weighted average limited partner units outstanding - basic	177,851	186,788
Weighted average limited partner units outstanding - diluted	178,195	187,122

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Operations and Comprehensive Income

Year Ended December 31, 2016 and 2017

(In thousands, except per unit amounts)

	Year Ended December 31,
	2016	2017

Revenue:
Gathering and compression—Antero Resources	$303,250	396,202
Water handling and treatment—Antero Resources	282,267	376,031
Gathering and compression—third party	835	264
Gain on sale of assets	3,859	—
Total revenue	590,211	772,497
Operating expenses:
Direct operating	161,587	232,538
General and administrative (including $26,049 and $27,283 of equity-based compensation in 2016 and 2017, respectively)	54,163	58,812
Impairment of property and equipment	—	23,431
Depreciation	99,861	119,562
Accretion of contingent acquisition consideration	16,489	13,476
Total operating expenses	332,100	447,819
Operating income	258,111	324,678
Interest expense, net	(21,893)	(37,557)
Equity in earnings of unconsolidated affiliates	485	20,194
Net income and comprehensive income	236,703	307,315
Net income attributable to incentive distribution rights	(16,944)	(69,720)
Limited partners’ interest in net income	$219,759	237,595

Net income per limited partner unit - basic and diluted	$1.24	1.28

Weighted average limited partner units outstanding - basic	176,647	185,630
Weighted average limited partner units outstanding - diluted	176,801	186,083

ANTERO MIDSTREAM PARTNERS LP

Consolidated Results of Segment Operations

Three Months Ended December 31, 2016 and 2017

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Processing	Treatment	Total
Three months ended December 31, 2016
Revenues:
Revenue - Antero Resources	$84,312	78,517	162,829
Revenue - third-party	166	—	166
Gain on sale of assets	3,859	—	3,859
Total revenues	88,337	78,517	166,854

Operating expenses:
Direct operating	7,531	29,105	36,636
General and administrative (before equity-based compensation)	5,265	2,503	7,768
Equity-based compensation	4,812	1,871	6,683
Depreciation	17,837	7,924	25,761
Accretion of contingent acquisition consideration	—	6,105	6,105
Total expenses	35,445	47,508	82,953

Operating income	$52,892	31,009	83,901

Segment and consolidated Adjusted EBITDA	$79,384	46,909	126,293

Three months ended December 31, 2017
Revenues:
Revenue - Antero Resources	$105,527	104,805	210,332
Total revenues	105,527	104,805	210,332

Operating expenses:
Direct operating	10,655	58,991	69,646
General and administrative (before equity-based compensation)	5,365	3,038	8,403
Equity-based compensation	4,793	2,054	6,847
Impairment of property and equipment	23,431	—	23,431
Depreciation	22,599	8,359	30,958
Accretion of contingent acquisition consideration	—	3,804	3,804
Total expenses	66,843	76,246	143,089

Operating income	$38,684	28,559	67,243

Segment and consolidated Adjusted EBITDA	$99,582	42,776	142,358

ANTERO MIDSTREAM PARTNERS LP

Consolidated Results of Segment Operations

Year Ended December 31, 2016 and 2017

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Processing	Treatment	Total
Year ended December 31, 2016
Revenues:
Revenue - Antero Resources	$303,250	282,267	585,517
Revenue - third-party	835	—	835
Gain on sale of assets	3,859	—	3,859
Total revenues	307,944	282,267	590,211

Operating expenses:
Direct operating	27,289	134,298	161,587
General and administrative (before equity-based compensation)	20,118	7,996	28,114
Equity-based compensation	19,714	6,335	26,049
Depreciation	69,962	29,899	99,861
Accretion of contingent acquisition consideration	—	16,489	16,489
Total expenses	137,083	195,017	332,100

Operating income	$170,861	87,250	258,111

Segment and consolidated Adjusted EBITDA	$264,380	139,973	404,353

Year ended December 31, 2017
Revenues:
Revenue - Antero Resources	$396,202	376,031	772,233
Revenue - third-party	264	—	264
Total revenues	396,466	376,031	772,497

Operating expenses:
Direct operating	39,251	193,287	232,538
General and administrative (before equity-based compensation)	20,607	10,922	31,529
Equity-based compensation	19,730	7,553	27,283
Impairment of property and equipment	23,431	—	23,431
Depreciation	86,372	33,190	119,562
Accretion of contingent acquisition consideration	—	13,476	13,476
Total expenses	189,391	258,428	447,819

Operating income	$207,075	117,603	324,678

Segment and consolidated Adjusted EBITDA	$356,803	171,822	528,625

ANTERO MIDSTREAM PARTNERS LP

Selected Operating Data

Three Months Ended December 31, 2016 and 2017

(In thousands)

			Amount of
	Three Months Ended December 31,		Increase	Percentage
	2016	2017	(Decrease)	Change
	($ in thousands, except average realized fees)
Revenue:
Revenue - Antero Resources	$162,829	210,332	47,503	29%
Revenue - third-party	166	—	(166)	*
Gain on sale of assets	3,859	—	(3,859)	*
Total revenue	166,854	210,332	43,478	26%
Operating expenses:
Direct operating	36,636	69,646	33,010	90%
General and administrative (before equity-based compensation)	7,768	8,403	635	8%
Equity-based compensation	6,683	6,847	164	2%
Impairment of property and equipment	—	23,431	23,431	*
Depreciation	25,761	30,958	5,197	20%
Accretion of contingent acquisition consideration	6,105	3,804	(2,301)	(38)%
Total operating expenses	82,953	143,089	60,136	72%
Operating income	83,901	67,243	(16,658)	(20)%
Interest expense	(9,008)	(10,395)	(1,387)	15%
Equity in earnings of unconsolidated affiliates	(1,542)	7,307	8,849	574%
Net income	$73,351	64,155	(9,196)	(13)%
Adjusted EBITDA	$126,293	142,358	16,065	13%
Operating Data:
Gathering—low pressure (MMcf)	140,052	157,373	17,321	12%
Gathering—high pressure (MMcf)	132,206	169,464	37,258	28%
Compression (MMcf)	84,654	124,654	40,000	47%
Fresh water delivery (MBbl)	13,771	13,745	(26)	*
Wastewater handling (MBbl)	2,981	4,227	1,246	42%
Wells serviced by fresh water delivery	35	32	(3)	(9)%
Gathering—low pressure (MMcf/d)	1,522	1,711	189	12%
Gathering—high pressure (MMcf/d)	1,437	1,842	405	28%
Compression (MMcf/d)	920	1,355	435	47%
Fresh water delivery (MBbl/d)	150	149	(1)	(1)%
Wastewater handling (MBbl/d)	32	46	14	44%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	0.32	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.19	—	*
Average compression fee ($/Mcf)	$0.19	0.19	—	*
Average fresh water delivery fee ($/Bbl)	$3.68	3.71	0.03	1%
Joint Venture Operating Data:
Processing - Joint Venture (MMcf)	—	39,124	39,124	*
Fractionation - Joint Venture (MBbl)	—	837	837	*
Processing - Joint Venture (MMcf/d)	—	425	425	*
Fractionation - Joint Venture (MBbl/d)	—	9	9	*

*                 Not meaningful or applicable.

ANTERO MIDSTREAM PARTNERS LP

Selected Operating Data

Year Ended December 31, 2016 and 2017

(In thousands)

			Amount of
	Year Ended December 31,		Increase	Percentage
	2016	2017	(Decrease)	Change
	($ in thousands, except average realized fees)
Revenue:
Revenue - Antero Resources	$585,517	772,233	186,716	32%
Revenue - third-party	835	264	(571)	(68)%
Gain on sale of assets	3,859	—	(3,859)	*
Total revenue	590,211	772,497	182,286	31%
Operating expenses:
Direct operating	161,587	232,538	70,951	44%
General and administrative (before equity-based compensation)	28,114	31,529	3,415	12%
Equity-based compensation	26,049	27,283	1,234	5%
Impairment of property and equipment	—	23,431	23,431	*
Depreciation	99,861	119,562	19,701	20%
Accretion of contingent acquisition consideration	16,489	13,476	(3,013)	(18)%
Total operating expenses	332,100	447,819	115,719	35%
Operating income	258,111	324,678	66,567	26%
Interest expense	(21,893)	(37,557)	(15,664)	72%
Equity in earnings of unconsolidated affiliates	485	20,194	19,709	4,064%
Net income	$236,703	307,315	70,612	30%
Adjusted EBITDA	$404,353	528,625	124,272	31%
Operating Data:
Gathering—low pressure (MMcf)	513,390	605,719	92,329	18%
Gathering—high pressure (MMcf)	481,646	646,054	164,408	34%
Compression (MMcf)	271,060	436,695	165,635	61%
Fresh water delivery (MBbl)	45,112	55,892	10,780	24%
Wastewater handling (MBbl)	10,602	14,549	3,947	37%
Wells serviced by fresh water delivery	131	142	11	8%
Gathering—low pressure (MMcf/d)	1,403	1,660	257	18%
Gathering—high pressure (MMcf/d)	1,316	1,770	454	34%
Compression (MMcf/d)	741	1,196	455	61%
Fresh water delivery (MBbl/d)	123	153	30	24%
Wastewater handling (MBbl/d)	29	40	11	37%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	0.32	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.19	—	*
Average compression fee ($/Mcf)	$0.19	0.19	—	*
Average fresh water delivery fee ($/Bbl)	$3.68	3.71	0.03	1%
Joint Venture Operating Data:
Processing - Joint Venture (MMcf)	—	97,276	97,276	*
Fractionation - Joint Venture (MBbl)	—	1,861	1,861	*
Processing - Joint Venture (MMcf/d)	—	267	267	*
Fractionation - Joint Venture (MBbl/d)	—	5	5	*

*                 Not meaningful or applicable.

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Cash Flows

Year Ended December 31, 2016 and 2017

(In thousands)

	Year Ended December 31,
	2016	2017
Cash flows provided by operating activities:
Net income	$236,703	307,315
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	99,861	119,562
Accretion of contingent acquisition consideration	16,489	13,476
Impairment of property and equipment	—	23,431
Equity-based compensation	26,049	27,283
Equity in earnings of unconsolidated affiliates	(485)	(20,194)
Distributions from unconsolidated affiliates	7,702	20,195
Amortization of deferred financing costs	1,814	2,888
Gain on sale of assets	(3,859)	—
Changes in assets and liabilities:
Accounts receivable—Antero Resources	1,573	(41,043)
Accounts receivable—third party	1,467	70
Prepaid expenses	(529)	(141)
Accounts payable	95	3,003
Accounts payable—Antero Resources	1,055	3,266
Accrued liabilities	(9,328)	16,685
Net cash provided by operating activities	$378,607	475,796
Cash flows used in investing activities:
Additions to gathering systems and facilities	(228,100)	(346,217)
Additions to water handling and treatment systems	(188,220)	(195,162)
Investments in unconsolidated affiliates	(75,516)	(235,004)
Proceeds from sale of assets	10,000	—
Change in other assets	3,673	(3,435)
Net cash used in investing activities	$(478,163)	(779,818)
Cash flows provided by (used in) financing activities:
Deemed distribution to Antero Resources, net	—	—
Distributions to Antero Resources	—	—
Distributions to unitholders	(182,446)	(283,950)
Issuance of senior notes	650,000	—
Borrowings (repayments) on bank credit facilities, net	(410,000)	345,000
Issuance of common units, net of offering costs	65,395	248,956
Payments of deferred financing costs	(10,435)	(5,520)
Employee tax withholding for settlement of equity compensation awards	(5,636)	(5,945)
Other	(163)	(198)
Net cash provided by (used in) financing activities	$106,715	298,343
Net increase (decrease) in cash and cash equivalents	7,159	(5,679)
Cash and cash equivalents, beginning of period	6,883	14,042
Cash and cash equivalents, end of period	$14,042	8,363
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	13,494	46,666
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	(8,471)	16,338

Antero Midstream GP LP

Consolidated Balance Sheets

December 31, 2016 and 2017

(In thousands, except number of shares and units)

	December 31,
	2016	2017
Assets
Current assets:
Cash	$9,609	5,987
Accounts receivable - related party	217	—
Total current assets	9,826	5,987
Investment in Antero Midstream Partners LP	7,543	23,772
Total assets	$17,369	29,759

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued liabilities	426	293
Income taxes payable	6,674	13,858
Total current liabilities	7,100	14,151
Partners’ capital:
Common shareholders - public (186,181,975 shares issued and outstanding at December 31, 2017)	—	(19,866)
Antero Resources Midstream Management LLC members’ equity	10,269	—
IDR LLC Series B units (32,875 vested units issued and outstanding at December 31, 2017)	—	35,474
Total partners’ capital	10,269	15,608
Total liabilities and partners’ capital	$17,369	29,759

Antero Midstream GP LP

Consolidated Statements of Operations and Comprehensive Income

Three Months Ended December 31, 2016 and 2017

(In thousands, except per share amounts)

	Three Months Ended December 31,
	2016	2017
Equity in earnings of Antero Midstream Partners LP	$7,557	23,772
Total income	7,557	23,772
General and administrative expense	425	279
Equity-based compensation	—	8,662
Total expenses	425	8,941
Income before income taxes	7,132	14,831
Provision for income taxes	(2,856)	(8,924)
Net income and comprehensive income	$4,276	5,907

Net income attributable to Antero Midstream GP LP subsequent to IPO		$5,907
Net income attributable to Series B units		(784)
Net income attributable to common shareholders		$5,123

Net income per common share - basic and diluted		$0.03

Weighted average number of common shares outstanding - basic and diluted		186,181

Antero Midstream GP LP

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2016 and 2017

(In thousands, except per share amounts)

	Year Ended December 31,
	2016	2017
Equity in earnings of Antero Midstream Partners LP	$16,944	69,720
Total income	16,944	69,720
General and administrative expense	814	6,201
Equity-based compensation	—	34,933
Total expenses	814	41,134
Income before income taxes	16,130	28,586
Provision for income taxes	(6,419)	(26,261)
Net income and comprehensive income	$9,711	2,325

Net income attributable to Antero Midstream GP LP subsequent to IPO		$7,264
Net income attributable to Series B units		(784)
Net income attributable to common shareholders		$6,480

Net income per common share - basic and diluted		$0.03

Weighted average number of common shares outstanding - basic and diluted		186,176

Antero Midstream GP LP

Consolidated Statements of Cash Flows

Year Ended December 31, 2016 and 2017

(In thousands)

	Year Ended December 31,
	2016	2017
Cash flows provided by operating activities:
Net income	$9,711	2,325
Adjustment to reconcile net income to net cash provided by operating activities:
Equity in earnings of Antero Midstream Partners LP	(16,944)	(69,720)
Distributions received from Antero Midstream Partners LP	10,370	53,491
Equity-based compensation	—	34,933
Deferred income taxes	(368)	—
Changes in current assets and liabilities:
Accounts receivable - related party	(217)	—
Accounts payable and accrued liabilities	426	(133)
Income taxes payable	6,559	7,184
Net cash provided by operating activities	9,537	28,080
Cash flows used in investing activities	—	—
Cash flows used in financing activities
Distributions to Antero Resources Investment LLC	—	(15,691)
Distributions to shareholders	—	(16,011)
Net cash used in financing activities	—	(31,702)
Net increase (decrease) in cash	9,537	(3,622)
Cash, beginning of period	72	9,609
Cash, end of period	$9,609	5,987